IMPOUND OF FUNDS AGREEMENT

This Agreement, dated March __, 2016, by and between Fair-haired Dumbbell LLC (hereinafter referred to as “Issuer”) and M&T Bank (hereinafter referred to as the “Depository”).  The Depository is located at 4949 SW Meadows Road, Suite 500, Lake Oswego OR  97035.

The Issuer warrants that it has applied for authority from the Administrator of Securities of the State of Washington to sell certain securities and the Issuer intends that, if it is unable to sell securities in the sum of $1,025,000 by the __ day of March, 2017, then the offering shall be terminated and the proceeds paid in by each of the subscribers shall be returned to them pursuant to this Agreement.

The Depository is willing to act as the depository hereunder.

In consideration of the mutual covenants and of other good and valuable consideration, the parties agree as follows:

1.

The Issuer shall deposit all  monies received from the sale of securities in a special impound account in the depository to be designated the “Fair-haired Dumbbell LLC Impound Account” (the “Impound Account”).  The Issuer and its agents shall cause all checks received by it for the payment of securities to be made payable to the Depository Impound Account.  The Issuer agrees to include with the deposits made in the Impound Account a copy of each subscription agreement which shall include the name, address and social security or other tax identification number of each Subscriber and the date and amount of each subscription.  All funds so deposited shall be held in escrow by the Depository, and shall not be subject to judgment or creditors claims against the Issuer unless and until released to said Issuer in accordance with this Agreement.

2.

Unless the Administrator directs to the contrary, the funds deposited in the Impound Account may be invested as directed by the Issuer in bank certificates of deposit, United States government obligations or placed in an interest bearing savings account.

3.

Deposits in the form of checks which fail to clear the bank upon which they are drawn together with the related subscription agreement, shall be returned by the Depository to the Subscriber.  A copy thereof shall be sent to the company.

4.

If the funds deposited in the Impound Account amount to or exceed $1,025,000 (The Minimum Subscription), the Issuer shall request the Depository to confirm the aggregate amount of deposit, the names of all subscribers and the amount deposited by each.  The Issuer shall forward the Depository confirmation to the Securities Administrator.  The Depository shall continue to hold such funds and all other funds thereafter deposited with it hereunder until it has received a direction in writing form the Administrator instructing the Depository as to the disposition of the funds.

5.

Upon receipt by the Depository of written notification signed by the Issuer advising that it was unable to sell the minimum subscription within the specific  offering period, the funds deposited in the Impound Account shall be returned by the Depository to the

Subscribers according to the amount each contributed.  Total interest, less interest used to satisfy Depository costs and fees, will be divided and returned to subscribers based upon the investment.

6.

If, at any time prior to the disbursement of funds by the Depository as provided in Paragraph 4 or 5 of this Agreement, the Depository is advised by the Administrator that the registration to sell securities of the Issuer has been suspended or revoked, that any condition of its registration permit has not been met or that any provision of the Washington securities laws have not be complied with, then the Administrator may direct the Depository not to disburse the proceeds until further notice by the Administrator.

7.

This Impound Agreement shall terminate upon the disbursement of funds pursuant to Paragraphs 4 or 5; provided, however, the Issuer may abandon the public offering.  Upon the receipt of a letter from the Issuer stating that the offering has been abandoned, copy to the Administrator, the Depository is authorized to return the monies received hereunder to the subscribers according to the amount each subscriber contributed with interest, less interest used to satisfy Depository costs and fees, and this Agreement shall terminate upon said distribution.

8.

The sole duty of the Depository other than as herein specified, shall be to establish and  maintain the Impound Account and receive and hold the funds deposited by the company pursuant to all applicable banking laws and regulations of the State of Washington.

9.

The Issuer acknowledges that the Depository is performing the limited function of Depository and that this fact in no way means the Depository has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction.  A statement to this effect shall be included in the offering circular.

10.

The Administrator may, at any time,  inspect the records of the Depository, insofar as they relate to this Agreement, for the purpose of making any determination hereunder or effecting compliance with and conformance to the provisions of this Agreement.

11.

The terms and conditions of this Agreement shall be binding on the heirs, executors and assigns, creditors or transferees, or successors in interest, whether by operation of law or otherwise, of the parties hereto.  If, for any reason, the Depository named herein should be unable or unwilling to continue as such depository, then the Company may substitute, with the consent of the Administrator, another person to serve as Depository.

IN WITNESS WHEREOF, the parties have executed this Agreement the __ day of March, 2016.

ISSUER:     FAIR HAIRED DUMBBELL, LLC

By        _______________________________

DEPOSITORY:  M&T Bank_________________

By      ________________

Its   __________________________________

ACKNOWLEDGED:

__________________________________

Securities Division

State of Washington